Exhibit 10.1

PERSONAL AND CONFIDENTIAL

November 25, 2013

Mr. W. Paul Goranson
313 Sioux Drive
Cheyenne, WY 82009

Dear Paul:

On behalf of Uranerz Energy Corporation (“Uranerz” or the “Company”), I am pleased to offer you the full-time employment position of President and Chief Operating Officer, reporting to the Chief Executive Officer, and working at the Company’s head office in Casper, Wyoming. You will be appointed to the Board of Directors of the Company upon your commencement of employment. Your employment start date (your “Start Date”) will be December 2, 2013.

After execution by you below confirming your understanding and acceptance, the terms of this letter will constitute a binding agreement (the “Agreement”) between you and the Company.

Position Description. Your responsibilities will be those commensurate with the position of President & Chief Operating Officer and a Director of the Company. All Vice Presidents in the Casper office will report to you. You will generally be responsible for all day to day Company operations. Following commencement of your employment, a full position description detailing your responsibilities as well as your personal performance objectives will be developed by you and the Chief Executive Officer with input from the Board of Directors and the Company’s Executive Committee. You will be expected to devote your best efforts and all of your business time, attention and energies to the business and affairs of the Company. Except with the express prior permission of the Chief Executive Officer, you will not engage in any other business or consulting activities for third parties.

Base Salary. Your starting annual base salary will be USD 230,000, less statutory withholdings, payable semi-monthly, and subject to annual review by the Compensation Committee of the Board of Directors.

Short Term Incentive Compensation. You will be eligible to participate in the Company’s short term incentive program, with a potential cash bonus award annually of 60% of your annual base salary. Your bonus award will be determined having regard to the financial health of the Company and to corporate goal achievement as to 70%, and as to personal goal achievements as to 30%. Corporate and personal goals are established at the outset of each year in consultation with the Compensation Committee. The Company’s short term incentive compensation program is subject to adjustment in the discretion of the Compensation Committee. A description of the current compensation philosophy of the Compensation Committee in respect of the Company’s executive officers is set out in the Company’s most recent Annual Report which is available on our website at www.uranerz.com.

Initial Stock Option Grant. Upon this Agreement becoming effective you will be granted an option (the “Initial Option”) to purchase 250,000 common shares of the Company. The exercise price of your Initial Option grant will be determined by reference to the five day weighted average closing price of the Company’s common stock on the five trading days prior to the date that this Agreement becomes effective. The Initial Option will will vest over two years, as to 40% upon the grant date, and as to 30% on each of the first and second anniversaries of such date. Your Initial Option will expire ten years from the grant date, unless earlier exercised. All terms and conditions with respect to the Initial Option are subject to the terms of the Company’s Non-Qualified Stock Option Plan.

Vacation. You will be entitled to four weeks (20 work days) of paid vacation annually.

Benefits. You will be eligible to participate in the health insurance benefits program which the Company provides to its Wyoming regular employees. The Company reserves the right to change such benefits in the future.

Relocation expenses. The Company will reimburse you for your reasonable relocation expenses incurred in relocating from your current place of residence to Casper, Wyoming.

Business expense reimbursement. You will be expected to travel in connection with your employment. The Company will reimburse you for your reasonable business expenses incurred in connection with your employment in accordance with the Company’s expense reimbursement policies.

Subsequent option grants. Subsequent option grants may be made annually at the discretion of the Compensation Committee of the Board of Directors.

Change of Control. As an executive officer of the Company, you will receive certain entitlements in the event that there is a change of control of the Company and your responsibilities are materially diminished thereafter, or your employment is terminated or adversely impacted materially. In such an event you will be entitled to elect to terminate your employment and receive compensation equal to 1.5 times your base annual salary plus your average bonus compensation over the past three years. These entitlements will be set out in a change of control agreement which will be provided to you following the commencement of your employment. The terms of that agreement will be determined by the Compensation Committee.

Company policies. You will be expected to abide by the Company policies which apply to all Wyoming-based employees, including without limitation: our Company drug testing policy under which all Wyoming employees are subject to random drug testing; our policy requirement that Company employees have and maintain a valid driver’s license; our Code of Business Conduct and Ethics and our Trading Policy including the Addendum to that Policy which will apply to you as an insider of the Company. As an insider of the Company you will be required to report your ownership of and trading in all Company securities; our Legal department is available to provide guidance on those requirements. A copy of Our Code of Business Conduct and Ethics is available on our website. We will provide you with copies of all Company policies upon your commencement of employment or upon your earlier request.

Inventions. You agree to promptly disclose to the Company any and all ideas, developments, designs, inventions, improvements, discoveries, processes, methods or the like (collectively, “Inventions”) that you may invent, conceive of, create, develop, prepare, produce or reduce to practice, either solely or jointly with others, in the course of your employment with the Company. All Inventions and all of your other work product generated in the course of your employment with the Company will at all times and for all purposes be the property of the Company.

Directorship. As a Director of the Company you will be required to act in the Company’s best interests and that of its shareholders. Our Legal department can provide advice to you following your appointment regarding your duties and responsibilities as a Director of the Company. You will be appointed as a Director of the Company by the current Board of Directors upon commencement of your employment, however your position as a Director of the Company will thereafter be subject to your being elected at the annual general meeting of the Company.

Indemnification Agreement. The Company will enter into an indemnification agreement with you, on the same terms as for its other directors and senior officers, pursuant to which the Company will indemnify you, to the maximum extent that it may do so by law and under its Articles and Bylaws and subject to the terms of such indemnification agreements, for losses or liabilities arising out of your acts or omissions while an officer or director of the Company.

Employment at will. Your employment with the Company will be “at will”, meaning that either you or the Company may terminate the employment relationship at any time, with or without notice, and with or without cause. In the event of a termination of your employment, unless the Board expressly approves otherwise, your position as a director of the Company will also terminate.

Claw-back. All compensation received by you from the Company will be subject to the provisions of any claw-back policy implemented by the Company to comply with applicable law or regulation (including stock exchanges rules) including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, provided that any claw-back policy will be applied to you in a manner consistent with all other executive officers of the Company subject to the policy and no more extensively than is necessary to comply with applicable law or the policy.

No use of Former Employer’s Materials and Information. You agree that you will not bring to Uranerz, nor use while performing your employment duties for the Company, any materials or documents of any former employer which are not generally available to the public unless the right to the use of such documentation or information has been granted or licensed to Uranerz by your former employer. You warrant and represent that your performance of the provisions of this Agreement will not breach any agreement or other obligation to keep in confidence proprietary or confidential information known to you before the commencement of your employment. You will not disclose to the Company, nor use in the performance of your work for the Company, any confidential or proprietary information belonging to any previous employer or to any other party in violation of any obligation of confidentiality to such party.

No Breach. You represent and warrant to Uranerz that the execution and performance of the Agreement does not and will not conflict, breach, or cause a default under any agreement with a third party by which you are bound.

If the foregoing terms and conditions are acceptable to you, kindly sign both copies of this letter and return one to the Company, retaining the other for your records, whereupon we will have a binding Agreement. If any of the foregoing is unclear or unacceptable, please be in contact with the undersigned before executing this letter with your signature below.

Within a few days of our concluding the Agreement, the Company will be required to make a public announcement and file a copy of this Agreement with the SEC. Until such time, we ask that you keep the terms of this offer of employment and the conclusion of an Agreement confidential.

Paul, on behalf of the Board and Management of the Company, we look forward to welcoming you to the organization. We know that you will be a key contributor to the Company’s success going forward -you join us at an exciting time when your experience will be invaluable.

URANERZ ENERGY CORPORATION
Per: /s/ “Glenn Catchpole”
Glenn Catchpole
President & Chief Executive Officer

The within terms are understood,
accepted and agreed to, this

/s/“1st day of December, 2013”
by:

W. Paul Goranson”
W. Paul Goranson